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                                 EXHIBIT 99.1

                        PRESS RELEASE OF APRIL 16, 2003



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                                                                  Exhibit 99.1


                      ALLEGIANT BANCORP, INC. NET INCOME
                      INCREASED 12% IN FIRST QUARTER 2003

         ST. LOUIS, MO - April 16, 2003 - Allegiant Bancorp, Inc. (Nasdaq:
ALLE; www.allegiantbank.com), the largest bank holding company exclusively serving the St. Louis, Missouri metropolitan area, today reported net income of $5.6 million for the first quarter of 2003, an increase of 12% from the $4.9 million reported for the first quarter of 2002. Diluted earnings per share for the first quarter of 2003 increased 6.3% to $0.34 from $0.32 in 2002.

         Net interest income increased 8% for the quarter ended March 31, 2003 compared to the first quarter of 2002. This growth was attributable to a $247 million, or 13% increase in average earning assets, which primarily resulted from a $229 million, or 15% increase in average loans, as loan growth in our market remained strong. Our net interest margin in the first quarter of 2003 was 3.00% compared to 3.13% and 3.05% during the first and fourth quarters of 2002, respectively. The margin was negatively impacted as we reinvested the proceeds of certain securities transactions into temporary short-term investments. We expect our net interest margin to improve over the balance of the year, in view of our expectation that we should be able to re-invest these short-term investments into higher yielding loans and securities and that a portion of our deposits and borrowings will reprice at lower market rates.

         Non-interest income for the three months ended March 31, 2003 totaled $7.0 million representing an increase of 73%, or $3.0 million from the first three months of 2002. The growth in non-interest income was attributable to significant increases in mortgage banking revenues and fees from our wealth management division. Excluding securities gains of $1.7 million in the first quarter of 2003, non-interest income increased 31% compared to the first quarter of 2002.

         Non-interest expense for the quarter ended March 31, 2003 totaled $13.5 million compared to $13.1 million in the fourth quarter of 2002 and $10.7 million in the first quarter of 2002. Salaries and benefits expense increased $1.5 million in the first quarter of 2003 compared to the first quarter of 2002, while occupancy and equipment expense increased $294,000 and other operating expenses increased $976,000. The increased expense reflected primarily the ongoing expenses related to Allegiant Investment Counselors acquired in the fourth quarter of 2002, a nonrecurring severance charge recognized in the first quarter, increased professional fees associated with the roll-out of our Project 2004 profit improvement and cost containment initiative and higher insurance costs, coupled with increased expense associated with the Company's investment in a community reinvestment fund. Our efficiency ratio for the first quarter of 2003 was 57.7% compared to 55.8% for the first quarter of 2002. We anticipate improvement in our efficiency ratio over the balance of the year as benefits from our Project 2004 initiative are realized.

         At March 31, 2003, assets totaled $2.3 billion, an 8% increase from March 31, 2002. Total loans increased to $1.7 billion and total deposits increased to $1.7 billion at March 31, 2003, reflecting a 15% and 5% increase from March 31, 2002, respectively. Consistent with our focus on establishing and maintaining a strong presence in the most attractive areas in the St. Louis market, in March 2003, we sold Bank of Ste. Genevieve, one of our two subsidiary banks, to First Banks, Inc. Bank of Ste. Genevieve operates two branches located outside of the St. Louis metropolitan area and had total assets of approximately $114.6 million at the time of the sale. First Banks acquired Bank of Ste. Genevieve in exchange for approximately


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974,150 shares of our common stock held by First Banks. The net assets of
Bank of Ste. Genevieve as of the closing were approximately $17.9 million which approximated the value of consideration we received. As a result, we did not recognize any gain or loss as a result of the transaction. First Banks held approximately 7.4% of our outstanding common stock prior to the sale and held approximately 1.5% of our common stock upon completion of the sale.

         At March 31, 2003, shareholders' equity totaled $154.1 million, an increase of 7% from March 31, 2002. On April 14, 2003 we completed a secondary public offering and issued 2.1 million shares of common stock at a public offering price of $16.50 per share. Net proceeds from the offering totaled $31.9 million. Our market capitalization subsequent to the common stock offering totaled approximately $292.6 million. Allegiant will contribute substantially all of the net proceeds to its wholly-owned subsidiary bank, Allegiant Bank, to strengthen the bank's capital position, to support the bank's anticipated loan growth and for other general corporate purposes. The bank will use a portion of the capital contributed to temporarily reduce short-term indebtedness, which may be reborrowed, if necessary, to fund loan growth. We will use the remaining proceeds that are not contributed to the bank for general corporate and working capital purposes.

         As of March 31, 2003, our ratio of non-performing assets to total assets decreased to 0.58% compared to 0.68% at December 31, 2002 and 0.80% at March 31, 2002. At March 31, 2003, our non-performing assets totaled $13.5 million compared to $16.3 million at December 31, 2002 and $17.3 million at March 31, 2002.

         Annualized net charge-offs as a percentage of average loans were 0.41% compared to 0.78% for the quarter ended March 31, 2002 and 0.51% for the year ended December 31, 2002. The allowance for loan losses totaled $18.7 million at March 31, 2003 from $17.5 million at March 31, 2002. The percentage of the allowance for loan losses to total loans was 1.13% at March 31, 2003 compared to 1.15% at December 31, 2002 and 1.21% at March 31, 2002.

         Allegiant Bancorp, Inc. is the largest publicly-held bank holding company headquartered in the St. Louis, Missouri metropolitan area and the parent company of Allegiant Bank. Allegiant has 37 full-service banking locations, with at least one branch located within a 20 minute drive from all principal sectors of the St. Louis, Missouri metropolitan area. Allegiant focuses on providing banking services to small and mid-sized businesses and individuals by offering a full range of banking services, including mortgage banking, private banking, brokerage services, insurance products and wealth management and other fiduciary services in addition to traditional retail and commercial loan and deposit products.

         Certain statements in this release relating to present or future trends or factors affecting the banking industry and, specifically, the operations, markets and products of Allegiant Bancorp, Inc., may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Allegiant's actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting Allegiant's business and prospects is contained in Allegiant's periodic and other filings with the Securities and Exchange Commission. Allegiant undertakes no obligation to report revisions to these forward-looking statements or reflect events or circumstances after the date of this release.



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
ALLEGIANT BANCORP, INC.
Unaudited Financial Highlights

                                                    1Q-03               1Q-02       % CHANGE
                                               ---------------    ----------------  --------
                                               ($ in 000's except per share data)
OPERATING RESULTS:
   Interest income                             $        29,841    $         30,234    (1.3)%
   Interest expense                                     13,500              15,132   (10.8)
                                               ---------------    ----------------
   Net interest income                                  16,341              15,102     8.2
   Provision for loan losses                             1,660               1,500    10.7
   Service charges                                       1,685               1,627     3.6
   Mortgage banking revenue                              1,615                 829    94.8
   Wealth management fees                                  952                 615    54.8
   Bank-owned life insurance                               642                 612     4.9
   Net gain on sale of securities                        1,723                  10      NM
   Other income                                            404                 369     9.5
   Salaries and benefits                                 7,127               5,604    27.2
   Occupancy                                             1,135                 871    30.3
   Equipment                                               787                 757     4.0
   Amortization of intangibles                             279                 271     3.0
   Other expenses                                        4,158               3,190    30.3
                                               ---------------    ----------------
   Income before income taxes                            8,216               6,971    17.9
   Provision for income taxes                            2,663               2,023    31.6
                                               ---------------    ----------------
   Net income                                  $         5,553    $          4,948    12.2%
                                               ===============    ================

PER SHARE DATA:
   Basic earnings per share                    $          0.34    $           0.32     6.3%
   Diluted earnings per share                  $          0.34    $           0.32     6.3%
   Average diluted shares outstanding               16,509,453          15,675,429     5.3%

PROFITABILITY MEASURES:
   Return on average assets*                              0.92%               0.92%
   Return on average equity*                             13.10               13.95
   Net interest margin*                                   3.00                3.13
   Efficiency ratio                                      57.73               55.80

   * Annualized

BALANCE SHEET AVERAGES:
   Loans                                       $     1,709,113    $      1,480,520    15.4%
   Investment securities                               478,664             463,076     3.4
   Other earning assets                                 17,757              14,528    22.2
   Cash and due from banks                              45,892              41,763     9.9
   Allowance for loan losses                           (19,360)            (18,709)    3.5
   Intangible assets                                    57,947              56,346     2.8
   Other assets                                        118,896             117,775     1.0
                                               ---------------    ----------------
   Total assets                                $     2,408,909    $      2,155,299    11.8%
                                               ===============    ================

   Demand deposits                             $       190,771    $        171,624    11.2%
   Interest bearing deposits                         1,587,282           1,485,081     6.9
   Borrowings                                          391,117             282,015    38.7
   Other liabilities                                    12,955              17,479   (25.9)
   Subordinated debentures                              57,250              57,250     0.0
   Shareholders' equity                                169,534             141,850    19.5
                                               ---------------    ----------------
   Total liabilities and equity                $     2,408,909    $      2,155,299    11.8%
                                               ===============    ================




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
ALLEGIANT BANCORP, INC.
Unaudited Financial Highlights

                                                            March 31,
                                               ----------------------------------
                                                    2003               2002           % Change
                                               ---------------    ---------------     --------
                                               ($ in 000's except per share data)
CHANGES IN ALLOWANCE FOR LOAN LOSSES:
   Allowance - Beginning of period             $        19,567    $       18,905         3.5%
   Charge-offs                                          (2,033)           (2,992)      (32.1)
   Recoveries                                              292               117       149.6
   Divested subsidiary balance                            (756)                -          NM
   Provision                                             1,660             1,500        10.7
                                               ---------------    --------------
   Allowance - End of period                   $        18,730    $       17,530         6.8%
                                               ===============    ==============

NON-PERFORMING ASSETS:
   Past due 90 days or more                    $         1,994    $        1,726        15.5%
   Non-accrual                                          11,453            15,275       (25.0)
   Restructured                                              -                 -           -
   Total non-performing loans                           13,447            17,001       (20.9)
   Other real estate                                         -               280      (100.0)
                                               ---------------    --------------
   Total non-performing assets                 $        13,447    $       17,281       (22.2)%
                                               ===============    ==============

PERIOD END BALANCES:
   Commercial loans                            $       267,910    $      257,312         4.1%
   Construction loans                                  272,715           168,974        61.4
   1 - 4 family mortgage loans                         320,741           309,083         3.8
   Commercial real estate loans                        739,525           649,241        13.9
   Consumer loans                                       64,282            66,377        (3.2)
   Less unearned income                                 (1,000)           (1,666)      (40.0)
                                               ---------------    --------------
   Total loans                                 $     1,664,173    $    1,449,321        14.8%
   Investment securities                               401,702           451,988       (11.1)
   Other earning assets                                 64,144            59,453         7.9
   Cash and due from banks                              48,016            38,174        25.8
   Allowance for loan losses                           (18,730)          (17,530)        6.8
   Intangible assets                                    54,168            56,452        (4.0)
   Other assets                                        114,005           119,845        (4.9)
                                               ---------------    --------------
   Total assets                                $     2,327,478    $    2,157,703         7.9%
                                               ===============    ==============

   Demand deposits                             $       197,306    $      176,935        11.5%
   Money market and NOW accounts                       410,505           420,006        (2.3)
   Savings deposits                                    218,059           220,424        (1.1)
   Certificates of deposit                             551,398           566,421        (2.7)
   Certificates of deposit > $100K                     208,797           165,511        26.2
   IRA certificates                                     74,738            86,015       (13.1)
   Brokered deposits                                    60,960                 -          NM
                                               ---------------    --------------
   Total deposits                              $     1,721,763    $    1,635,312         5.3%
   Federal Home Loan advances                          302,895           235,850        28.4
   Notes payable to banks                               34,250            37,250        (8.1)
   Other short-term borrowings                          44,308            34,930        26.8
   Other liabilities                                    12,904            12,975        (0.5)
   Subordinated debentures                              57,250            57,250         0.0
   Shareholders' equity                                154,108           144,136         6.9
                                               ---------------    --------------
   Total liabilities and equity                $     2,327,478    $    2,157,703         7.9%

   Shares outstanding                               15,246,392        15,209,566         0.2%
   Market capitalization                       $       257,664    $      261,605        (1.5)%
   Book value per share                        $         10.11    $         9.48         6.7%
   Closing market price per share              $         16.90    $        17.20        (1.7)%